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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549



                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 1)*

                              NVIDIA Corporation
                    --------------------------------------
                                (Name of Issuer)

                                 Common Stock
                    --------------------------------------
                        (Title of Class of Securities)

                                   67066G104
                    --------------------------------------
                                (CUSIP Number)

                                December 31, 2000
           ---------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [_]      Rule 13d-1(b)

                [_]      Rule 13d-1(c)

                [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 7 pages

-------------------------------                  -----------------------------
  CUSIP No. 67066G104                  13G         Page 2 of 7 Pages
-------------------------------                  -----------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)


      Jen-Hsun Huang
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          5,601,186 (1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          5,601,186 (1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      5,601,186 (1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------
(1) Includes 4,339,800 shares held by the Jen-Hsun Huang and Lori Huang Living Trust dated May 1, 1995 and 501,200 shares held by J. and L. Huang Investments, L.P. Also includes 760,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2000.

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                  -----------------------------
  CUSIP No. 67066G104                  13G         Page 3 of 7 Pages
-------------------------------                  -----------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)


      Jen-Hsun Huang and Lori Huang, as Trustee of the Jen-Hsun and Lori Huang Living Trust dated May 1, 1995
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          4,339,800
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          4,339,800
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      4,339,800
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                  -----------------------------
  CUSIP No. 67066G104                  13G         Page 4 of 7 Pages
-------------------------------                  -----------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)


      J and L Huang Investments, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          501,200
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          501,200
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      501,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

          (a)       Name of Issuer
                         NVIDIA Corporation

          (b)       Address of Issuer's Principal Executive Offices
                         3535 Monroe Street
                         Santa Clara, CA 95051

Item 2.

          (a)       Name of Person Filing:
                         Jen-Hsun Huang
                         Jen-Hsun Huang and Lori Huang, as Trustees of The Jen-Hsun and Lori Huang Living Trust dated May 1, 1995 ("Trust")
                         J. and L. Huang Investments, L.P. ("Huang Investments")

          (b)       Address of Principal Business Office or, if none, Residence
                         3535 Monroe Street
                         Santa Clara, CA 95051

          (c)       Citizenship

                    Jen-Hsun Huang                  USA
                    Trust                           California
                    Huang Investments               California

          (d)       Title of Class of Securities:   Common Stock

          (e)       CUSIP Number:        67066G104

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

          Not Applicable

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)      Amount Beneficially Owned:
                           Jen-Hsun Huang            5,601,186*
                           Trust                     4,339,800
                           Huang Investments           501,200

          (b)       Percent of Class:
                           Jen-Hsun Huang            8.1%
                           Trust                     6.4%
                           Huang Investments         0.7%

                               Page 5 of 7 pages

          (c)       Number of shares as to which such person has:

                    (i)       Sole power to vote or to direct the vote:

                          Jen-Hsun Huang            5,601,186*
                          Trust                     4,339,800
                          Huang Investments         501,200

                    (ii)      Shared power to vote or to direct the vote:

                          Jen-Hsun Huang            0
                          Trust                     0
                          Huang Investments         0

                    (iii) Sole power to dispose or to direct the disposition of:

                          Jen-Hsun Huang            5,601,186*
                          Trust                     4,339,800
                          Huang Investments           501,200

                    (iv) Shared power to dispose or to direct the disposition of:

                          Jen-Hsun Huang            0
                          Trust                     0
                          Huang Investments         0

(1) Includes 4,339,800 shares held by The Jen-Hsun and Lori Huang Living Trust dated May 1, 1995 and 501,200 shares held by J. and L. Huang Investments, L.P. Also includes 760,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2000.

Item 5.        Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.        Identification and Classification of Members of the Group

          Not Applicable

Item 9.        Notice of Dissolution of a Group

          Not Applicable

Item 10.       Certification

          Not Applicable

                               Page 6 of 7 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 13, 2001
                         -------------------------------------------------------
                                                     Date

                                             /s/ Jen-Hsun Huang
                         -------------------------------------------------------
                                                  Signature

                                                 Jen-Hsun Huang
                         -------------------------------------------------------


                         Jen-Hsun Huang and Lori Huang, as Trustees of the Jen-Hsun and Lori Huang Living Trust Dated May 1, 1995


                                              /s/ Jen-Hsun Huang
                         -------------------------------------------------------
                         Jen-Hsun Huang, Trustee

                                               /s/ Lori Huang
                         -------------------------------------------------------
                         Lori Huang, Trustee

                         J. and L. Huang Investments, L.P.


                                              /s/ Jen-Hsun Huang
                         -------------------------------------------------------
                         Jen-Hsun Huang, General Partner

                               Page 7 of 7 pages